As filed with the Securities and Exchange Commission on July 15, 2026

Registration No. 333-240052

Registration No. 333-219259

Registration No. 333-215315

Registration No. 333-151368

Registration No. 333-170945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTATION NO. 333-240052

FORM S-3 REGISTATION NO. 333-219259

FORM S-3 REGISTATION NO. 333-215315

FORM S-3 REGISTATION NO. 333-151368

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-3 REGISTATION NO. 333-170945

UNDER

THE SECURITIES ACT OF 1933

CATALYST PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0837053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 801 Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

Richard J. Daly

355 Alhambra Circle

Suite 801

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 420-3200

(Telephone number, including area code, of agent for service)

With a copy to:

Peter Cohen-Millstein, Esq.

Hogan Lovells Cadwalader US LLP

390 Madison Avenue

New York, New York 10017

(212) 918-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “SEC”) by Catalyst Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement on Form S-3 (Registration No. 333-240052), filed with the SEC on July 23, 2020, registering an indeterminate number of (a) shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant, (b) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Registrant, (c) debt securities, (d) warrants to purchase Common Stock, and (e) units, consisting of Common Stock and/or warrants for the purchase of Common Stock in any combination, as may be sold from time to time by the Registrant, with a maximum aggregate offering price not to exceed $200,000,000.

•

Registration Statement on Form S-3 (Registration No. 333-219259), filed with the SEC on July 12, 2017, and amended on July 21, 2017, registering an indeterminate number of (a) shares of Common Stock of the Registrant, (b) shares of Preferred Stock of the Registrant, (c) debt securities, (d) warrants to purchase Common Stock, and (e) units, consisting of Common Stock and/or warrants for the purchase of Common Stock in any combination, as may be sold from time to time by the Registrant, with a maximum aggregate offering price not to exceed $150,000,000.

•

Registration Statement on Form S-3 (Registration No. 333-215315), filed with the SEC on December 23, 2016, registering an indeterminate number of shares of Common Stock of the Registrant, with a maximum aggregate offering price not to exceed $33,842,517.

•

Registration Statement on Form S-3 (Registration No. 333-170945), filed with the SEC on December 3, 2010, and amended on December 15, 2010, September 5, 2013, November 15. 2013, December 2, 2013, and December 3, 2013, registering an indeterminate number of (a) shares of Common Stock of the Registrant, and (b) warrants to purchase Common Stock, with a maximum aggregate offering price not to exceed $30,000,000.

•

Registration Statement on Form S-3 (Registration No. 333-151368), filed with the SEC on June 2, 2008, registering an indeterminate number of shares of Common Stock of the Registrant, with a maximum aggregate offering price not to exceed $30,000,000.

On July 15, 2026, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 6, 2026 (the “Merger Agreement”), by and among the Registrant, Angelini Pharma S.p.A., an Italian Società per azioni (“Parent”), and Angelini Cielo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In compliance with the undertaking contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the registrant is filing this Post-Effective Amendment to remove from registration, by means of a post-effective amendment, any of the registered securities which remain unsold under the Registration Statements as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on July 15, 2026.

Catalyst Pharmaceuticals, Inc.

By:	/s/ Michael W. Kalb
Name: Michael W. Kalb
Title: Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.